FEBRUARY 7, 2007



 U.S. SECURITIES AND EXCHANGE COMMISSION
 Division of Corporation Finance
 100 F Street, N.E., Washington, D.C. 20549

 RE: K-9 CONCEPTS, INC. -AMENDMENT NO. 1 TO FORM SB-2

 Dear Sirs:

 As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Amendment No.1 to Form SB-2 dated February 7, 2007, of the following:

 - Our Report to the Stockholders  and  Board  of Directors of K-9 Concept,
   Inc. dated December 8, 2006 on the financial statements of the Company as at August 31, 2006 and the statements of operations, stockholders' equity and cash flows for the period from August 25, 2005 (date of inception) to August 31, 2006.


 In addition, we  also  consent  to the reference to our firm included under the
 heading  "Interests  of  Named  Experts   And  Counsel"  in  this  Registration
 Statement.

 Yours truly,

 "DMCL"


 DALE MATHESON CARR-HILTON LABONTE LLP
 "DMCL" CHARTERED ACCOUNTANTS
 VANCOUVER, CANADA